Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc., hereby consents to the references to our firm in this Registration Statement on Form S-4 (including any amendments thereto and the related prospectus) filed by Midstates Petroleum Company, Inc, in the context in which they appear, and to the references to and the incorporation by reference of our summary report dated January 18, 2019 included in the Annual Report on Form 10-K of Midstates Petroleum Company, Inc. for the fiscal year ended December 31, 2018, as well as in the notes to the financial statements included therein.

We also consent to the references to our firm in the prospectus included in such Registration Statement, including under the heading “Experts.”

By:	/s/ J. ZANE MEEKINS
	Name:	J. Zane Meekins
	Title:	Executive Vice President

Cawley, Gillespie & Associates, Inc.

Texas Registered Engineering Firm F-693

Fort Worth, Texas

June 6, 2019